Exhibit 3.1.1

CERTIFICATE OF INCORPORATION

OF

MUELLER HOLDING COMPANY, INC.

September 22, 2005

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

1.  The name of the Corporation is Mueller Holding Company, Inc.

2.  The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

3.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.  The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock, par value $.01 each.

5.  The name and address of the incorporator is Benjamin Langille, 425 Lexington Avenue, New York, New York 10017.

6.  The Corporation is to have perpetual existence.

7.  The board of directors of the Corporation, acting by majority vote, may alter, amend or repeal the Bylaws of the Corporation.

8.  Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article Eight by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation as of the date first written above.

/s/ Benjamin Langille
Benjamin Langille
Sole Incorporator